Exhibit 99.1

OP Bancorp Reports Fourth Quarter and Year End Results For 2020

2020 Fourth Quarter Highlights:

•

Net income totaled $3.9 million, or $0.25 per diluted common share, compared to $3.6 million, or $0.23 per diluted common share, for the third quarter of 2020 and $4.2 million, or $0.26 per diluted common share, for the fourth quarter of 2019

•	Net interest margin was 3.73%, compared to 3.66% for the third quarter of 2020 and 3.99% for the fourth quarter of 2019
•

Return on average assets was 1.15% and return on average equity was 10.86%, compared to 1.11% and 10.22%, respectively, for the third quarter of 2020 and 1.45% and 12.05%, respectively, for the fourth quarter of 2019

•	Total assets increased 2.0% to $1.37 billion at December 31, 2020, from $1.34 billion at September 30, 2020
•	Net loans receivable increased 2.4% to $1.08 billion at December 31, 2020, from $1.06 billion at September 30, 2020
•	Total deposits increased 2.6% to $1.20 billion at December 31, 2020, from $1.17 billion at September 30, 2020
•	Noninterest-bearing deposits accounted for 43.6% of total deposits at December 31, 2020, compared to 41.8% at September 30, 2020
•	Nonperforming assets to total assets was 0.07% at December 31, 2020, compared to 0.02% at September 30, 2020
•	Total risk-based capital ratio and leverage ratio were 14.82% and 10.55%, respectively, at December 31, 2020, compared to 14.93% and 10.85%, respectively, at September 30, 2020
•	The provision for loan losses was $1.8 million, compared to $1.4 million for the third quarter of 2020 and $411,000 for the fourth quarter of 2019
•	The allowance for loan losses, excluding fully guaranteed SBA PPP loans, was 1.48% of gross loans at December 31, 2020, compared to 1.40% of gross loans at September 30, 2020
•	Pre-provision net revenue was $7.2 million, compared to $6.5 million for the third quarter of 2020 and $5.9 million for the fourth quarter of 2019
•	Remaining loan deferments under the CARES Act were 2.7% of our loan portfolio as of December 31, 2020, down from 5.1% of our loan portfolio as of September 30, 2020

2020 Full Year Highlights:

•

Net income totaled $13.2 million, or $0.85 per diluted common share, compared to $16.8 million, or $1.03 per diluted common share, for the full year of 2019. Excluding a one-time gain on company owned life insurance of $1.2 million, net income was $15.5 million, or $0.95 per diluted common share, for the full year of 2019

•	Net interest margin was 3.72% compared to 4.19% for the full year of 2019
•	Return on average assets was 1.04% and return on average equity was 9.38%, compared to 1.51% and 12.42%, respectively, for the full year of 2019. Excluding the one-time gain on company owned life insurance of $1.2 million, return on average assets was 1.40% and return on average equity was 11.51%for the full year of 2019
•	Total assets increased 15.9% to $1.37 billion at December 31, 2020, from $1.18 billion at December 31, 2019
•	Net loans receivable increased 10.6% to $1.08 billion at December 31, 2020, from $980.1 million at December 31, 2019
•	Total deposits increased 17.6% to $1.20 billion at December 31, 2020, from $1.02 billion at December 31, 2019
•	Noninterest-bearing deposits accounted for 43.6% of total deposits at December 31, 2020, compared to 28.8% at December 31, 2019
•	Nonperforming assets to total assets was 0.07% compared to 0.13% at December 31, 2019
•	Total risk-based capital ratio and leverage ratio were 14.82% and 10.55%, respectively, at December 31, 2020, compared to 15.18% and 12.14%, respectively, at December 31, 2019
•

The provision for loan losses increased $4.8 million to $5.9 million, compared to $1.1 million for the full year of 2019, in response to changes in qualitative economic and business conditions amid COVID-19 pandemic

•	The allowance for loan losses, excluding fully guaranteed SBA PPP loans, was 1.48% of gross loans at December 31, 2020, compared to 1.02% of gross loans at December 31, 2019
•	Pre-provision net revenue was $24.2 million, compared to $23.2 million for the full year of 2019
•	Announced two programs each to repurchase up to 500,000 shares of common stock in February and September of 2020 and repurchased 698,000 shares at an average price of $7.48 as of December 31, 2020

LOS ANGELES, January 28, 2021 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), today reported unaudited financial results for the fourth quarter of 2020. Net income for the fourth quarter of 2020 was $3.9 million, or $0.25 per diluted common share, compared to net income of $3.6 million, or $0.23 per diluted common share, for the third quarter of 2020, and net income of $4.2 million, or $0.26 per diluted common share, for the fourth quarter of 2019.

“I am pleased to report another strong quarter with solid financial results in this challenging environment. We have exceeded our expectations in all key financial areas through proactive management of the risks, margin, and expenses during this historically difficult period.  As we start a new year, we will continue to put our best efforts in supporting our customers who are still experiencing many challenges through new PPP, loan deferments, and any other means of assistance. In addition, we continue to put our priority in the well-being of employees and will promote safer working environment through expanding remote capabilities and more automated platforms.  The contribution to our communities will remain a focus as we seek more ways to work with various organizations to help those who are in need.  Lastly and most importantly, managing risks and maintaining safe and sound banking operations will continue to be our key focus this year,” commented Min Kim, President and Chief Executive Officer of OP Bancorp and Open Bank.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Income Statement Data:
Interest income	$13,375	$13,016	$14,703
Interest expense	1,194	1,597	3,625
Net interest income	12,181	11,419	11,078
Provision for loan losses	1,790	1,399	411
Noninterest income	3,392	3,021	2,513
Noninterest expense	8,402	7,987	7,665
Income before taxes	5,381	5,054	5,515
Provision for income taxes	1,513	1,459	1,334
Net Income	$3,868	$3,595	$4,181
Diluted earnings per share	$0.25	$0.23	$0.26
Balance Sheet Data:
Loans held for sale	$26,659	$41,430	$2,100
Gross loans, net of unearned income	1,099,736	1,072,790	990,138
Allowance for loan losses (ALL)	15,321	14,164	10,050
Total assets	1,366,867	1,339,821	1,179,520
Deposits	1,200,090	1,170,164	1,020,711
Shareholders’ equity	143,407	141,549	140,576
Performance Ratios:
Return on average assets (annualized)	1.15%	1.11%	1.45%
Return on average equity (annualized)	10.86%	10.22%	12.05%
Net interest margin (annualized)	3.73%	3.66%	3.99%
Efficiency ratio (1)	53.96%	55.31%	56.40%
Credit Quality:
Nonperforming loans	$985	$330	$1,548
Nonperforming assets	985	330	1,548
Net charge-offs(recoveries) to average gross loans (annualized)	0.00%	0.00%	0.00%
Nonperforming assets to gross loans plus OREO	0.09%	0.03%	0.16%
ALL to nonperforming loans	1,555%	4,295%	649%
ALL to gross loans, net of unearned income	1.39%	1.32%	1.02%
Capital Ratios:
Total risk-based capital ratio	14.82%	14.93%	15.18%
Tier 1 risk-based capital ratio	13.56%	13.67%	14.16%
Common equity tier 1 ratio	13.56%	13.67%	14.16%
Leverage ratio	10.55%	10.85%	12.14%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For the Twelve Months Ended
	December 31,	December 31,
	2020	2019
Income Statement Data:
Interest income	$53,655	$58,779
Interest expense	8,291	14,507
Net interest income	45,364	44,272
Provision for loan losses	5,920	1,102
Noninterest income	10,771	11,426
Noninterest expense	31,930	32,520
Income before taxes	18,285	22,076
Provision for income taxes	5,107	5,319
Net Income	$13,178	$16,757
Diluted earnings per share	$0.85	$1.03
Performance Ratios:
Return on average assets	1.04%	1.51%
Return on average equity	9.38%	12.42%
Net interest margin	3.72%	4.19%
Efficiency ratio (1)	56.88%	58.39%

(1) Represents noninterest expense divided by the sum of net interest income and noninterest income.

Financial Highlights, excluding Gain on COLI
(Dollars in thousands, except per share data)	For the Twelve Months Ended
	December 31,	December 31,
	2020	2019
Income before taxes, as reported	$18,285	$22,076
Gain on COLI	—	1,228
Provision for income taxes	5,107	5,319
Net Income, excluding gain on COLI	$13,178	$15,529
Diluted earnings per share	$0.85	$0.95
Return on average assets	1.04%	1.40%
Return on average equity	9.38%	11.51%

Pre-Provision Net Revenue
(Dollars in thousands)	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest income	$13,375	$13,016	$14,703	$53,655	$58,779
Interest expense	1,194	1,597	3,625	8,291	14,507
Net interest income	12,181	11,419	11,078	45,364	44,272
Noninterest income	3,392	3,021	2,513	10,771	11,426
Noninterest expense	8,402	7,987	7,665	31,930	32,520
Pre-provision net revenue	$7,171	$6,453	$5,926	$24,205	$23,178
Reconciliation to Net Income:
Provision for loan losses	1,790	1,399	411	5,920	1,102
Provision for income taxes	1,513	1,459	1,334	5,107	5,319
Net Income	$3,868	$3,595	$4,181	$13,178	$16,757

Note: Pre-provision net revenue is a non-GAAP measure. Pre-provision net revenue excludes income taxes and provision for loan losses from net income. Management believes that this information provides useful information with a better comparison to the financial results of each periods and a better understanding of the operating results of the Bank.

Results of Operations

The reported interest income and yield on our loan portfolio are impacted by a number of components, including changes in the average contractual interest rate earned on loans and the amount of discount accretion on SBA loans.  The following table reconciles both the contractual interest income and yield on our loan portfolio to the reported interest income and yield for the periods indicated.

	Three Months Ended
	December 31,		September 30,		December 31,
	2020		2020		2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$12,156	4.35%	$11,715	4.39%	$13,337	5.44%
SBA discount accretion	619	0.22%	389	0.15%	589	0.24%
Amortization of net deferred fees	242	0.09%	393	0.15%	41	0.02%
Net interest recognized on nonaccrual loans	(20)	-0.01%	48	0.02%	-	0.00%
Prepayment penalties and other fees	9	0.00%	36	0.01%	28	0.01%
Yield on loans (as reported)	$13,006	4.65%	$12,581	4.72%	$13,995	5.71%

	Twelve Months Ended
	December 31,		December 31,
	2020		2019
(Dollars in thousands)	Interest & Fees	Yield	Interest & Fees	Yield
Contractual interest rate	$48,639	4.60%	$52,866	5.66%
SBA discount accretion	1,978	0.19%	2,518	0.27%
Amortization of net deferred fees	1,032	0.10%	232	0.02%
Net interest recognized on nonaccrual loans	111	0.01%	(12)	0.00%
Prepayment penalties and other fees	69	0.01%	116	0.01%
Yield on loans (as reported)	$51,829	4.91%	$55,720	5.96%

Net interest margin for the fourth quarter of 2020 increased 7 basis points to 3.73% from 3.66% for the third quarter of 2020, primarily due to a 24 basis point decrease in the cost of interest-bearing liabilities, partially offset by an 8 basis point decrease in the reported yield on interest-earning assets.

Net interest income before provision for loan losses for the fourth quarter of 2020 was $12.2 million, an increase of $762,000, or 6.7%, compared to $11.4 million for the third quarter of 2020, primarily due to a $403,000 decrease in interest expense and a $359,000 increase in interest income.

Interest income on securities available for sale and other investments for the fourth quarter of 2020 decreased $66,000, or 15.2%, to $369,000, compared to $435,000 for the third quarter of 2020. The decrease was primarily due to a $62,000 decrease in interest income on securities available for sale primarily due to lower yields on securities purchased during the third and fourth quarters of 2020 and increased premium amortizations from prepayments on investment portfolio.

Interest income from contractual interest rates on loans for the fourth quarter of 2020 increased $441,000, or 3.8%, compared to the third quarter of 2020, reflecting an increase of $50.7 million, or 4.8% in average balance of loans, partially offset by a 4 basis point decrease in average contractual interest rate on loans. The amount of discount accretion on SBA loans for the fourth quarter of 2020 increased $230,000 compared to the third quarter of 2020 due to an increase in SBA loan payoffs. The reported interest income on loans, net of SBA discount accretions and other components, for the fourth quarter of 2020 increased $425,000, or 3.4%, compared to the third quarter of 2020.

Interest expense for the fourth quarter of 2020 was $1.2 million, a decrease of $403,000, or 25.2%, compared to $1.6 million for the third quarter of 2020, primarily due to continued downward adjustments of the Bank’s deposit rates, partially offset by an increase of $6.3 million, or 0.9%, in the average balance of interest-bearing liabilities.

Net interest margin for the fourth quarter of 2020 decreased 26 basis points to 3.73% from 3.99% for the fourth quarter of 2019, primarily due to a 120 basis point decrease in the reported yield on interest-earning assets, partially offset by a 133 basis point decrease in the cost of interest-bearing liabilities as a result of cumulative market rate cuts of 150 basis points by the Federal Reserve in first quarter of 2020.

Net interest income before provision for loan losses for the fourth quarter of 2020 increased $1.1 million, or 10.0%, to $12.2 million, compared to $11.1 million for the fourth quarter of 2019, primarily due to a $2.4 million decrease in interest expense, partially offset by a $1.3 million decrease in interest income.

Interest income on securities available for sale and other investments for the fourth quarter of 2020 decreased $339,000, or 47.8%, to $369,000, compared to $708,000, for the fourth quarter of 2019. The decrease was primarily due to a decrease in interest income on Fed funds as a result of the aforementioned cumulative rate cuts, a decrease in interest income on other investments from lower FHLB dividend income, and a decrease in interest income on securities available for sale as a result of lower yields from investment purchases and higher premium amortizations from accelerated prepayments in 2020.

Interest income from contractual interest rates on loans for the fourth quarter of 2020 decreased $1.2 million, or 8.9%, compared to the fourth quarter of 2019, reflecting a 109 basis point decrease in average contractual interest rate on loans, primarily due to the aforementioned cumulative rate cuts, partially offset by an increase of $139.5 million, or 14.3% in average balance of loans. The amount of discount accretion on SBA loans for the fourth quarter of 2020 increased $30,000 compared to the fourth quarter of 2019, primarily due to an increase in monthly discount accretions in line with an increase in SBA loan balance in 2020. The reported interest income on loans, net of SBA discount accretions and other components, for the fourth quarter of 2020 decreased $989,000, or 7.1%, compared to the fourth quarter of 2019.

Interest expense for the fourth quarter of 2020 decreased $2.4 million, or 67.1%, to $1.2 million, compared to $3.6 million for the fourth quarter of 2019, primarily due to the Bank’s downward adjustments in deposit rates after the rate cuts by the Federal Reserve in March of 2020 and a decrease of $26.8 million, or 3.8%, in the average balance of interest-bearing liabilities.

The following tables show the asset yields, liability costs, net interest spread, and net interest margin for the periods indicated, along with the percentage changes in the periods indicated.

	Three Months Ended			Percentage Change
	December 31,	September 30,	December 31,	Q4-20	Q4-20
	2020	2020	2019	vs. Q3-20	vs. Q4-19
Yield on loans	4.65%	4.72%	5.71%	-0.07%	-1.06%
Yield on interest-earning assets	4.10%	4.18%	5.30%	-0.08%	-1.20%
Cost of interest-bearing liabilities	0.70%	0.94%	2.03%	-0.24%	-1.33%
Cost of deposits	0.40%	0.56%	1.44%	-0.16%	-1.04%
Cost of funds	0.40%	0.56%	1.44%	-0.16%	-1.04%
Net interest spread	3.40%	3.24%	3.27%	0.16%	0.13%
Net interest margin	3.73%	3.66%	3.99%	0.07%	-0.26%

	Twelve Months Ended		Percentage Change
	December 31,	December 31,	2020 YTD
	2020	2019	vs. 2019 YTD
Yield on loans	4.91%	5.96%	-1.05%
Yield on interest-earning assets	4.40%	5.56%	-1.16%
Cost of interest-bearing liabilities	1.18%	2.13%	-0.95%
Cost of deposits	0.75%	1.52%	-0.77%
Cost of funds	0.75%	1.52%	-0.77%
Net interest spread	3.22%	3.43%	-0.21%
Net interest margin	3.72%	4.19%	-0.47%

The Bank recorded $1.8 million in provision for loan losses for the fourth quarter of 2020. Management evaluates the qualitative and quantitative factors on all loan types to reflect continued adverse impacts on national, state, and local economies caused by the COVID-19 pandemic. The changes in quantitative factors accounted for $1.3 million, or 70%, of provision for loan losses for the quarter, which includes $633,000 for accrued interest receivables on deferred loans, $440,000 for an increase in loan balance, and $226,000 for loan balance migration to classified loans. The Bank recorded a provision for loan losses of $1.4 million for the third quarter of 2020 and $411,000 for the fourth quarter of 2019.

Noninterest income for the fourth quarter of 2020 was $3.4 million, an increase of $371,000, or 12.3%, from $3.0 million for the third quarter of 2020, primarily due to an increase of $375,000 in gain on sale of loans and an increase of $180,000 in other income, partially offset by a decrease of $216,000 in loan servicing fees from an increase in SBA loan payoffs. Gain on sale of loans for the fourth quarter of 2020 was $2.2 million, an increase of $375,000, compared to $1.8 million for the third quarter of 2020.

The Bank sold $28.5 million in SBA loans with an average premium of 8.83% in the fourth quarter of 2020, compared to the sale of $24.0 million in SBA loans with an average premium of 9.66% in the third quarter of 2020.

Noninterest income for the fourth quarter of 2020 was $3.4 million, an increase of $879,000, compared to $2.5 million for the fourth quarter of 2019, primarily due to an increase of $661,000 in gain on sale of loans and an increase of $343,000 in other income, partially offset by a decrease of $159,000 in service charges on deposits. Gain on sale of loans for the fourth quarter of 2019 was $1.5 million from the sale of $23.9 million in SBA loans with an average premium of 7.73%. The Bank sold a property that had been used for the Bank’s internal use with a gain of $213,000 during the fourth quarter of 2020, while the Bank sold OREO with a loss of $145,000 during the fourth quarter of 2019.

Noninterest expense for the fourth quarter of 2020 was $8.4 million, an increase of $415,000, or 5.2%, compared to $8.0 million for the third quarter of 2020. The increase was primarily due to an increase of $440,000 in salary and employee benefits as a result of year-end adjustments in employee bonus and incentive accruals.

Noninterest expense for the fourth quarter of 2020 was $8.4 million, an increase of $737,000, or 9.6%, compared to $7.7 million for the fourth quarter of 2019. The increase was primarily due to an increase of $1.1 million in salary and employee benefits, partially offset by a decrease of $201,000 in promotion and advertising expenses, and a decrease of $131,000 in director’s fees expenses. The increase in salary and employee benefits was primarily due to additional accruals made to employee bonus and incentives during the fourth quarter of 2020 compared to accrual reversals made to employee bonus during the fourth quarter of 2019. The decrease in promotion and advertising expenses was primarily due to Management’s proactive management of overhead expenses amid the COVID-19 pandemic. The decrease in director’s expense was due to a decrease of $108,000 in restricted stock unit expense resulting from the full vesting of the restricted stock units in July 2020.

Income tax provision was $1.5 million for the fourth quarter and for the third quarter of 2020, and $1.3 million for the fourth quarter of 2019. The effective tax rate for the fourth quarter of 2020 was 28.1%, compared to 28.9% for the third quarter of 2020 and 24.2% for the fourth quarter of 2019. The higher effective tax rate for the fourth quarter of 2020 compared to the fourth quarter of 2019 was primarily due to realizing a lower amount of tax benefits resulting from the exercise of non-qualified stock options. There was no non-qualified stock option exercised during the fourth quarter of 2020.

Balance Sheet

Total assets were $1.37 billion at December 31, 2020, an increase of $27.0 million, or 2.0%, compared to $1.34 billion at September 30, 2020, and an increase of $187.3 million, or 15.9%, compared to $1.18 billion at December 31, 2019.

Gross loans, net of unearned income, were $1.10 billion at December 31, 2020, an increase of $26.9 million, or 2.5%, from $1.07 billion at September 30, 2020, and an increase of $109.6 million, or 11.1%, from $990.1 million at December 31, 2019.

The Following tables shows new loan originations for the periods indicated.

	Three Month Ended
	December 31,	September 30,		December 31,
	2020	2020		2019
Real estate loans	$30,828	$39,476		$58,854
SBA loans	16,634	77,479	(1)	26,347
C & I loans	47,308	10,458		6,342
Home mortgage loans	17,027	12,835		6,924
Total	$111,797	$140,248		$98,467
(1) Include SBA Paycheck Protection Program (PPP) loans of $1.3 million.

Loan payoffs were $41.2 million for the fourth quarter of 2020, compared to $47.1 million for the third quarter of 2020, and $35.9 million for the fourth quarter of 2019.

Total deposits were $1.20 billion at December 31, 2020, an increase of $29.9 million, or 2.6%, from $1.17 billion at September 30, 2020, and an increase of $179.4 million, or 17.6%, from $1.02 billion at December 31, 2019. Noninterest-bearing deposits were $522.8 million at December 31, 2020, compared to $488.8 million at September 30, 2020, and $294.3 million at December 31, 2019. The increase in noninterest-bearing deposits during the fourth quarter of 2020 was primarily due to new accounts being opened during the quarter.

Noninterest-bearing deposits accounted for 43.6% of total deposits at December 31, 2020, compared to 41.8% at September 30, 2020, and 28.8% at December 31, 2019. The following table shows the Bank’s deposits, by type as a percentage of total deposits as of the periods indicated.

	As of
	December 31,	September 30,	December 31,
	2020	2020	2019
Noninterest-bearing deposits	43.6%	41.8%	28.8%
Money market deposits and others	27.3%	29.1%	29.1%
Time deposits over $250,000	16.7%	16.6%	20.9%
Other time deposits	12.4%	12.5%	21.2%
Total deposits	100.0%	100.0%	100.0%

The Bank had $5.0 million in borrowings from the Federal Home Loan Bank (FHLB) at December 31, 2020 and $10.0 million at September 30, 2020, which has a 0% interest rate under the Zero-Rate Recovery Advance Program, FHLB’s pandemic relief initiatives. The Bank had no borrowings from the FHLB at December 31, 2019.

The Company’s consolidated regulatory capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2020, as summarized in the following table.

				Regulatory
			Well-capitalized	Capital Ratio
			Financial	Requirements (1),
			Institution	Including
			Basel III	Fully Phased-in
			Regulatory	Capital Conservation
Capital Ratios	OP Bancorp	Open Bank	Guidelines	Buffer
Total risk-based capital ratio	14.82%	14.53%	10.00%	10.50%
Tier 1 risk-based capital ratio	13.56%	13.27%	8.00%	8.50%
Common equity tier 1 ratio	13.56%	13.27%	6.50%	7.00%
Leverage ratio	10.55%	10.32%	5.00%	4.00%

(1) Fully phased in Basel III requirement for both OP Bancorp and Open Bank includes a 2.5% capital conservation buffer, except the leverage ratio.

The Company announced a fourth stock repurchase program on September 9, 2020, which authorizes the Company to repurchase up to 500,000 shares of its common stock. As of January 25, 2021, the Company has repurchased 201,000 shares of its common stock at an average price of $6.66 in the fourth stock repurchase program. Since the announcement of the initial stock repurchase program in January 2019, the Company has repurchased a total of 1.57 million shares of its common stock at an average repurchase price of $8.64 per share through January 25, 2021.

Asset Quality

Nonperforming loans were $985,000 at December 31, 2020, an increase of $655,000 from $330,000 at September 30, 2020 and a decrease of $563,000 from $1.5 million at December 31, 2019.

The Bank had no other real estate owned (OREO) at December 31, 2020, September 30, 2020 and December 31, 2019.

Nonperforming assets were $985,000, or 0.07% of total assets, at December 31, 2020, compared to $330,000, or 0.02% of total assets, at September 30, 2020, and $1.5 million, or 0.13% of total assets, at December 31, 2019. Nonperforming loans to gross loans were 0.09% at December 31, 2020, compared to 0.03% at September 30, 2020, and 0.16% at December 31, 2019.

Total classified loans were $7.3 million, or 0.67% of gross loans, at December 31, 2020, compared to $2.1 million, or 0.20% of gross loans, at September 30, 2020, and $3.5 million, or 0.35% of gross loans, at December 31, 2019. The increase of $5.2 million was primarily due to a commercial loan of $3.8 million, two SBA real estate loans of $751,000, which were reclassified from special mentioned loans, and a home mortgage loan of $600,000, which was newly classified and placed on a nonaccrual status. All of these loans are fully secured by real estate collaterals.

The following tables shows the trend of classified loans by loan type as of the date stated.

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Classified loans by loan type	(Dollars in thousands)
SBA loans—real estate	$1,523	$774	$786	$2,021	$2,036
SBA loans—non-real estate	198	121	124	159	33
Commercial and industrial	5,004	1,207	1,211	686	697
Home mortgage	600	—	689	694	698
Total classified loans	$7,325	$2,102	$2,810	$3,560	$3,464
SBA guarantee balance retained
SBA loans—real estate	—	—	—	357	363
SBA loans—non-real estate	—	—	—	33	33
Total SBA unsold guarantee portion	$—	$—	$—	$390	$396
Total classified loans, net of SBA guarantee balance retained	$7,325	$2,102	$2,810	$3,170	$3,068

The Bank had 18 loans in deferred status with an aggregate balance of $31.2 million, or 2.7% of total loans at December 31, 2020, compared to 42 loans in deferred status with an aggregate balance of $56.9 million, or 5.1% of total loans at September 30, 2020. Since we started loan deferments under the CARES Act in the second quarter of 2020, 165 loans with an aggregate balance of $205.0 million have resumed regular payments or have been paid off through December 31, 2020.

The allowance for loan losses (ALL) was $15.3 million at December 31, 2020, compared to $14.2 million at September 30, 2020, and $10.1 million at December 31, 2019. The ALL was 1.39% of gross loans at December 31, 2020, 1.32% of gross loans at September 30, 2020, and 1.02% of gross loans at December 31, 2019. Excluding fully guaranteed SBA PPP loans, the ALL was 1.48% of gross loans at December 31, 2020, 1.40% of gross loans at September 30, 2020, and 1.02% of gross loans at December 31, 2019. The ALL was 1,555% of nonperforming assets at December 31, 2020, 4,295% at September 30, 2020, and 649% at December 31, 2019.

About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.”  The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with nine full branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas.  The Bank also has four loan production offices in Atlanta, Georgia, Aurora, Colorado, and Lynnwood and Seattle, Washington.  The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010.  Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com  Member FDIC, Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

Certain matters set forth herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to: business and economic conditions, particularly those affecting the financial services industry and our primary market areas; our ability to successfully manage our credit risk and the sufficiency of our allowance for loan losses;  factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers, the success of construction projects that we finance, including any loans acquired in acquisition transactions; our ability to effectively execute our strategic plan and manage our growth;  interest rate fluctuations, which could have an adverse effect on our profitability; liquidity issues, including fluctuations in the fair value and liquidity of the securities we hold for sale and our ability to raise additional capital, if necessary;  external economic and/or market factors, such as changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve, inflation or deflation, changes in the demand for loans, and fluctuations in consumer spending, borrowing and savings habits, which may have an adverse impact on our financial condition;  continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;  challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;  restraints on the ability of Open Bank to pay dividends to us, which could limit our liquidity;  increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;  a failure in the internal controls we have implemented to address the risks inherent to the business of banking; inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance; changes in our management personnel or our inability to retain motivate and hire qualified management personnel; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems; disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions; an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies; risks related to potential acquisitions; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, fires, drought, pandemic diseases (such as the coronavirus) or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; incremental costs and obligations associated with operating as a public company; the impact of any claims or legal actions to which we may be subject, including any effect on our reputation;  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations; changes in federal tax law or policy; the rapidly changing uncertainties related to the Coronavirus pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; and our ability the manage the foregoing and other factors set forth in the Company’s public reports. We describe these and other risks that could affect our results in Item 1A. “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2019 and in our other subsequent filings with the Securities and Exchange Commission.

Contact

Investor Relations

OP Bancorp

Christine Oh

EVP & CFO

213.892.1192

Christine.oh@myopenbank.com

Consolidated Balance Sheet (unaudited)
(Dollars in thousands)
	As of
	12/31/2020	09/30/2020	% change	12/31/2019	% change
Assets
Cash and cash equivalents	$106,405	$87,983	20.9%	$86,036	23.7%
Securities available for sale, at fair value	91,791	93,482	-1.8%	56,549	62.3%
Other investments	10,006	10,002	0.0%	9,176	9.0%
Loans held for sale	26,659	41,430	-35.7%	2,100	1169.5%
Real estate loans	651,684	640,281	1.8%	630,668	3.3%
SBA loans	211,376	213,678	-1.1%	132,268	59.8%
C & I loans	107,308	91,814	16.9%	103,852	3.3%
Home mortgage loans	128,211	125,656	2.0%	120,686	6.2%
Consumer & other loans	1,157	1,361	-15.0%	2,664	-56.6%
Gross loans, net of unearned income	1,099,736	1,072,790	2.5%	990,138	11.1%
Allowance for loan losses	(15,321)	(14,164)	8.2%	(10,050)	52.4%
Net loans receivable	1,084,415	1,058,626	2.4%	980,088	10.6%
Premises and equipment, net	4,544	4,756	-4.5%	5,226	-13.1%
Accrued interest receivable	3,995	4,968	-19.6%	3,166	26.2%
Servicing assets	7,360	7,222	1.9%	7,024	4.8%
Company owned life insurance	10,879	10,815	0.6%	10,618	2.5%
Deferred tax assets	5,242	3,911	34.0%	3,189	64.4%
Operating right-of-use assets	6,786	7,151	-5.1%	8,254	-17.8%
Other assets	8,785	9,475	-7.3%	8,094	8.5%
Total assets	$1,366,867	$1,339,821	2.0%	$1,179,520	15.9%

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$522,754	$488,815	6.9%	$294,281	77.6%
Money market deposits and others	328,323	339,981	-3.4%	296,618	10.7%
Time deposits over $250,000	200,210	194,630	2.9%	213,345	-6.2%
Other time deposits	148,803	146,738	1.4%	216,467	-31.3%
Total deposits	1,200,090	1,170,164	2.6%	1,020,711	17.6%
Other borrowings	5,000	10,000	-50.0%	-	100.0%
Accrued interest payable	1,021	1,355	-24.6%	2,686	-62.0%
Operating lease liabilities	8,429	8,857	-4.8%	10,126	-16.8%
Other liabilities	8,920	7,896	13.0%	5,421	64.5%
Total liabilities	1,223,460	1,198,272	2.1%	1,038,944	17.8%

Common stock	78,657	79,600	-1.2%	86,381	-8.9%
Additional paid-in capital	8,512	8,382	1.6%	7,524	13.1%
Retained earnings	55,398	52,590	5.3%	46,483	19.2%
Accumulated other comprehensive income	840	977	-14.0%	188	346.8%
Total shareholders' equity	143,407	141,549	1.3%	140,576	2.0%
Total Liabilities and Shareholders' Equity	$1,366,867	$1,339,821	2.0%	$1,179,520	15.9%

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	12/31/2020	09/30/2020	% change	12/31/2019	% change
Interest income
Interest and fees on loans	$13,006	$12,581	3.4%	$13,995	-7.1%
Interest on securities available for sale	257	319	-19.4%	334	-23.1%
Other interest income	112	116	-3.4%	374	-70.1%
Total interest income	13,375	13,016	2.8%	14,703	-9.0%
Interest expense
Interest on deposits	1,194	1,597	-25.2%	3,625	-67.1%
Total interest expense	1,194	1,597	-25.2%	3,625	-67.1%
Net interest income	12,181	11,419	6.7%	11,078	10.0%
Provision for loan losses	1,790	1,399	27.9%	411	335.5%
Net interest income after provision for loan losses	10,391	10,020	3.7%	10,667	-2.6%
Noninterest income
Service charges on deposits	283	251	12.7%	442	-36.0%
Loan servicing fees, net of amortization	367	583	-37.0%	333	10.2%
Gain on sale of loans	2,188	1,813	20.7%	1,527	43.3%
Other income	554	374	48.1%	211	162.6%
Total noninterest income	3,392	3,021	12.3%	2,513	35.0%
Noninterest expense
Salaries and employee benefits	5,526	5,086	8.7%	4,405	25.4%
Occupancy and equipment	1,237	1,266	-2.3%	1,207	2.5%
Data processing and communication	435	424	2.6%	420	3.6%
Professional fees	265	287	-7.7%	268	-1.1%
FDIC insurance and regulatory assessments	115	112	2.7%	71	62.0%
Promotion and advertising	62	81	-23.5%	263	-76.4%
Directors’ fees	97	147	-34.0%	228	-57.5%
Foundation donation and other contributions	400	360	11.1%	417	-4.1%
Other expenses	265	224	18.3%	386	-31.3%
Total noninterest expense	8,402	7,987	5.2%	7,665	9.6%
Income before income taxes	5,381	5,054	6.5%	5,515	-2.4%
Provision for income taxes	1,513	1,459	3.7%	1,334	13.4%
Net income	$3,868	$3,595	7.6%	$4,181	-7.5%

Book value per share	$9.55	$9.36	2.0%	$8.95	6.7%
Basic EPS	$0.25	$0.23	8.7%	$0.26	-3.8%
Diluted EPS	$0.25	$0.23	8.7%	$0.26	-3.8%

Shares of common stock outstanding	15,016,700	15,126,270	-0.7%	15,703,276	-4.4%
Weighted Average Shares:
- Basic	15,079,407	15,148,833	-0.5%	15,697,531	-3.9%
- Diluted	15,103,029	15,182,733	-0.5%	15,899,419	-5.0%

Key Ratios
(Dollars in thousands, except ratios)	Three Months Ended
	12/31/2020	09/30/2020	% change	12/31/2019	% change
Return on average assets (ROA)*	1.15%	1.11%	0.04%	1.45%	-0.30%
Return on average equity (ROE) *	10.86%	10.22%	0.64%	12.05%	-1.19%
Net interest margin *	3.73%	3.66%	0.07%	3.99%	-0.26%
Efficiency ratio	53.96%	55.31%	-1.35%	56.40%	-2.44%

Total risk-based capital ratio	14.82%	14.93%	-0.11%	15.18%	-0.36%
Tier 1 risk-based capital ratio	13.56%	13.67%	-0.11%	14.16%	-0.60%
Common equity tier 1 ratio	13.56%	13.67%	-0.11%	14.16%	-0.60%
Leverage ratio	10.55%	10.85%	-0.30%	12.14%	-1.59%

* Annualized

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)	Twelve Months Ended
	12/31/2020	12/31/2019	% change
Interest income
Interest and fees on loans	$51,829	$55,720	-7.0%
Interest on securities available for sale	1,177	1,353	-13.0%
Other interest income	650	1,706	-61.9%
Total interest income	53,656	58,779	-8.7%
Interest expense
Interest on deposits	8,292	14,507	-42.8%
Total interest expense	8,292	14,507	-42.8%
Net interest income	45,364	44,272	2.5%
Provision for loan losses	5,920	1,102	437.2%
Net interest income after provision for loan losses	39,444	43,170	-8.6%
Noninterest income
Service charges on deposits	1,132	1,695	-33.2%
Loan servicing fees, net of amortization	1,856	1,186	56.5%
Gain on sale of loans	6,092	5,905	3.2%
Other income	1,691	2,640	-35.9%
Total noninterest income	10,771	11,426	-5.7%
Noninterest expense
Salaries and employee benefits	20,031	20,267	-1.2%
Occupancy and equipment	4,974	4,648	7.0%
Data processing and communication	1,682	1,530	9.9%
Professional fees	1,101	980	12.3%
FDIC insurance and regulatory assessments	449	259	73.4%
Promotion and advertising	467	806	-42.1%
Directors’ fees	700	908	-22.9%
Foundation donation and other contributions	1,335	1,586	-15.8%
Other expenses	1,191	1,536	-22.5%
Total noninterest expense	31,930	32,520	-1.8%
Income before income taxes	18,285	22,076	-17.2%
Provision for income taxes	5,107	5,319	-4.0%
Net income	$13,178	$16,757	-21.4%

Book value per share	$9.55	$9.36	2.0%
Basic EPS	$0.85	$1.04	-18.3%
Diluted EPS	$0.85	$1.03	-17.5%

Shares of common stock outstanding	15,016,700	15,126,270	-0.7%
Weighted Average Shares:
- Basic	15,196,351	15,741,926	-3.5%
- Diluted	15,223,888	15,935,314	-4.5%

Key Ratios
(Dollars in thousands, except ratios)	Twelve Months Ended
	12/31/2020	12/31/2019	% change
Return on average assets (ROA)	1.04%	1.51%	-0.47%
Return on average equity (ROE)	9.38%	12.42%	-3.04%
Net interest margin	3.72%	4.19%	-0.47%
Efficiency ratio	56.88%	58.39%	-1.51%

Total risk-based capital ratio	14.82%	15.18%	-0.36%
Tier 1 risk-based capital ratio	13.56%	14.16%	-0.60%
Common equity tier 1 ratio	13.56%	14.16%	-0.60%
Leverage ratio	10.55%	12.14%	-1.59%

Asset Quality
(Dollars in thousands, except ratios)	Three Months Ended
	12/31/2020	09/30/2020	06/30/2020	03/31/2020	12/31/2019
Nonaccrual Loans	$985	$-	$689	$1,203	$1,215
Loans 90 days or more past due, accruing	-	-	-	-	-
Accruing restructured loans	-	330	330	330	333
Nonperforming loans	985	330	1,019	1,533	1,548
Other real estate owned (OREO)	-	-	-	-	-
Nonperforming assets	985	330	1,019	1,533	1,548

Classified loans	7,325	2,102	2,810	3,560	3,464

Nonperforming assets/total assets	0.07%	0.02%	0.08%	0.13%	0.13%
Nonperforming assets/gross loans plus OREO	0.09%	0.03%	0.10%	0.15%	0.16%
Nonperforming loans/gross loans	0.09%	0.03%	0.10%	0.15%	0.16%
Allowance for loan losses/nonperforming loans	1,555%	4,295%	1,252%	701%	649%
Allowance for loan losses/nonperforming assets	1,555%	4,295%	1,252%	701%	649%
Allowance for loan losses/gross loans	1.39%	1.32%	1.22%	1.08%	1.02%
Classified loans/gross loans	0.67%	0.20%	0.27%	0.36%	0.35%

Net charge-offs(recoveries)	$-	$-	$(28)	$45	$(1)
Net charge-offs(recoveries) to average gross loans *	0.00%	0.00%	-0.01%	0.02%	0.00%

* Annualized

Accruing delinquent loans 30-89 days past due	12/31/2020	09/30/2020	06/30/2020	03/31/2020	12/31/2019
30-59 days	$-	$600	$565	$1,788	$3,899
60-89 days	-	-	-	2,277	126
Total	-	600	565	4,065	4,025

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$92,774	$112	0.48%	$93,827	$116	0.49%	$71,426	$374	2.06%
Securities available for sale	93,238	257	1.10	84,869	319	1.50	57,381	334	2.33
Total investments	186,012	369	0.79	178,696	435	0.97	128,807	708	2.18
Real estate loans	644,643	7,457	4.60	630,255	7,461	4.71	607,022	8,175	5.34
SBA loans	251,541	3,231	5.11	219,183	2,719	4.94	142,910	2,880	8.00
C & I loans	90,618	843	3.70	89,103	847	3.78	99,215	1,379	5.51
Home Mortgage loans	124,763	1,456	4.67	122,222	1,531	5.01	121,485	1,520	5.00
Consumer & other loans	1,325	19	5.70	1,412	23	6.48	2,778	41	5.86
Loans (1)	1,112,890	13,006	4.65	1,062,175	12,581	4.72	973,410	13,995	5.71
Total interest-earning assets	1,298,902	13,375	4.10	1,240,871	13,016	4.18	1,102,217	14,703	5.30
Noninterest-earning assets	49,117			52,145			51,026
Total assets	$1,348,019			$1,293,016			$1,153,243

Interest-bearing liabilities:
Money market deposits and others	$328,044	340	0.41%	$298,942	394	0.52%	$289,846	1,148	1.57%
Time deposits	344,139	854	0.99	364,928	1,203	1.31	417,092	2,477	2.36
Total interest-bearing deposits	672,183	1,194	0.71	663,870	1,597	0.96	706,938	3,625	2.03
Borrowings	7,938	-	-	10,001	-	-	4	-	1.55
Total interest-bearing liabilities	680,121	1,194	0.70	673,871	1,597	0.94	706,942	3,625	2.03

Noninterest-bearing liabilities:
Noninterest-bearing deposits	507,694			460,965			289,592
Other noninterest-bearing liabilities	17,769			17,507			17,902
Total noninterest-bearing liabilities	525,463			478,472			307,494
Shareholders’ equity	142,435			140,673			138,807
Total liabilities and shareholders’ equity	$1,348,019			$1,293,016			$1,153,243

Net interest income / interest rate spreads		$12,181	3.40%		$11,419	3.24%		$11,078	3.27%

Net interest margin			3.73%			3.66%			3.99%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,179,877	$1,194	0.40%	$1,124,835	$1,597	0.56%	$996,530	$3,625	1.44%
Total funding liabilities / cost of funds	$1,187,815	$1,194	0.40%	$1,134,836	$1,597	0.56%	$996,534	$3,625	1.44%

(1) The average loan balance includes loans held for sale.

Average Balance Sheet, Interest and Yield/Rate Analysis
(Dollars in thousands)	Twelve Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest and Fees	Yield/ Rate	Average Balance	Interest and Fees	Yield/ Rate
Interest-Earning assets:
Federal funds sold and other investments	$91,247	$650	0.71%	$67,301	$1,706	2.54%
Securities available for sale	73,410	1,177	1.60	54,994	1,353	2.46
Total investments	164,657	1,827	1.11	122,295	3,059	2.50
Real estate loans	636,809	30,616	4.81	565,617	31,139	5.51
SBA loans	200,110	11,231	5.61	138,985	12,089	8.70
C & I loans	93,490	3,887	4.16	103,097	6,020	5.84
Home Mortgage loans	122,195	5,977	1.89	124,703	6,290	5.04
Consumer & other loans	2,102	118	5.61	2,843	182	6.40
Loans (1)	1,054,706	51,829	4.91	935,245	55,720	5.96
Total interest-earning assets	1,219,363	53,656	4.40	1,057,540	58,779	5.56
Noninterest-earning assets	49,825			48,924
Total assets	$1,269,188			$1,106,464

Interest-bearing liabilities:
Money market deposits and others	$307,316	2,174	0.71%	$278,384	4,908	1.76%
Time deposits	391,667	6,118	1.56	401,840	9,599	2.39
Total interest-bearing deposits	698,983	8,292	1.19	680,224	14,507	2.13
Borrowings	5,505	-	0.00	32	-	0.09
Total interest-bearing liabilities	704,488	8,292	1.18	680,256	14,507	2.13

Noninterest-bearing liabilities:
Noninterest-bearing deposits	406,401			276,073
Other noninterest-bearing liabilities	17,888			15,221
Total noninterest-bearing liabilities	424,289			291,294
Shareholders’ equity	140,411			134,914
Total liabilities and shareholders’ equity	$1,269,188			$1,106,464

Net interest income / interest rate spreads		$45,364	3.22%		$44,272	3.43%

Net interest margin			3.72%			4.19%

Cost of deposits & cost of funds:
Total deposits / cost of deposits	$1,105,384	$8,292	0.75%	$956,297	$14,507	1.52%
Total funding liabilities / cost of funds	$1,110,889	$8,292	0.75%	$956,329	$14,507	1.52%

(1) The average loan balance includes loans held for sale.

Loan Portfolio Breakdown by Industry
Excluding home mortgage and consumer loans
(Dollars in thousands)	As of December 31, 2020
Industry	Number of accounts	% of total	Balance	% of total
Real estate lessors	233	11.3%	$373,132	37.1%
Hotel / motel	192	9.3	143,683	14.3
Food services / restaurant	282	13.7	38,645	3.8
Car washes	51	2.5	36,967	3.7
Laundry services	81	3.9	20,340	2.0
Educational service	14	0.7	6,502	0.6
Other	1,210	58.7	386,170	38.4
Total	2,063	100.0%	$1,005,439	100.0%

Loan Deferment Summary by Industry
As of December 31, 2020
Excluding home mortgage and consumer loans
(Dollars in thousands)	Number of accounts			Loan balance
Industry	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate lessors	1	6.3%	0.4%	$1,302	4.3%	0.3%
Hotel / motel	10	62.5	5.2	20,276	67.3	14.1
Food services / restaurant	1	6.3	0.4	148	0.5	0.4
Car washes	1	6.3	2.0	2,148	7.1	5.8
Laundry services	1	6.3	1.2	330	1.1	1.6
Educational service	1	6.3	7.1	5,373	17.8	82.6
Other	1	6.3	0.1	556	1.8	0.1
Total	16	100.0%	0.8%	$30,133	100.0%	3.0%

Loan Deferment Summary by Loan Type
As of December 31, 2020
(Dollars in thousands)	Number of accounts			Loan balance
Loan Type	Number of accounts	% of deferment	% of total loans	Balance	% of deferment	% of total loans
Real estate loans	14	77.8%	3.9%	$29,655	95.1%	4.6%
C & I loans	2	11.1	1.0	478	1.5	0.4
Loans, excluding home mortgage and consumer loans	16	88.9	0.8	30,133	96.6	3.0
Home mortgage loans	2	11.1	0.6	1,053	3.4	0.8
Total	18	100.0%	0.8%	$31,186	100.0%	2.7%

Loan Deferment Status Change by Loan Type
	Total deferments		Payment resumed
	under the CARES Act		or paid off		Remaining deferments
(Dollars in thousands)	through December 31, 2020		through December 31, 2020		as of December 31, 2020
Loan Type	Number of accounts	Balance	Number of accounts	Balance	Number of accounts	Balance
Loans, excluding home mortgage and consumer loans	114	206,011	98	175,878	16	30,133
Home mortgage loans	69	30,205	67	29,152	2	1,053
Total	183	$236,216	165	$205,030	18	$31,186